Exhibit (a)(44)


     HOREJSI TRUST EXTENDS ITS TENDER OFFER FOR SHARES OF NEUBERGER BERMAN
                          REAL ESTATE INCOME FUND INC.


BOULDER, CO., January 3, 2006 - The Lola Brown Trust No. 1B (the "Horejsi Trust") announced today that it is extending its tender offer to purchase shares of common stock of Neuberger Berman Real Estate Income Fund Inc. (NYSE: NRL) to 5:00 p.m. New York City time on Tuesday, April 25, 2006, to allow additional time for the Trust to obtain a court ruling invalidating the Fund's stockholder rights agreements, or "poison pills."


The Fund's board has adopted a series of five poison pills, the most recent of which was adopted on December 21, 2005 and is scheduled to expire on April 20, 2006. The validity of the Fund's serial poison pills is one of a number of issues involved in the litigation against the Trust commenced in federal court by the Fund's board as part of the board's efforts to stop the offer. On October 22, 2004, the district court issued a ruling which upheld the validity of the Fund's first poison pill but did not rule on the other issues involved in the litigation. The fourth circuit court of appeals has declined to hear the Trust's appeal of the October 22, 2004 ruling by the district court until the district court has ruled on all matters involved in the litigation. NRL and the Trust have each filed motions for summary judgment with the trial court with respect to the matters on which the trial court did not rule in its October 22, 2004 order, but the parties have not completed briefing the motions and the trial court has not yet ruled on these motions. The Trust does not expect to consummate its offer unless it is successful in obtaining a judgment invalidating the Fund's serial poison pills and finding that Maryland's control share statute does not apply to the Trust and its offer.


The Lola Brown Trust No. 1B is amending the tender offer statement on file with the Securities and Exchange Commission to reflect the extension of the offer and other relevant information.


Each security holder of Neuberger Berman Real Estate Income Fund Inc. should read the tender offer statement filed with the Securities and Exchange Commission by the Lola Brown Trust No. 1B and other relevant documents filed with the Securities and Exchange Commission because they contain important information about the tender offer. Security holders of Neuberger Berman Real Estate Income Fund Inc. can obtain the tender offer statement and other documents that are filed with the Securities and Exchange Commission for free on the Securities and Exchange Commission's web site at http://www.sec.gov.